DEFERRED INCOME RIDER

This rider is part of Your contract. All definitions, provisions, and exceptions of the contract apply to this rider unless specifically changed by this rider. The rider effective date is the same as the Contract Date unless a different rider effective date is shown on the Data Page. In the event of a conflict between any provision in this rider and the contract, the provisions of this rider will control.

RIDER BENEFIT

You may elect to make Deferred Income Transfers of all or a portion of the contract accumulated value to a Deferred Income Payment Option. The Owner and Annuitant must be the same (except for a non-natural Owner, in which case they can be different). On the Income Start Date, We will begin to make scheduled Deferred Income Payments. The amount of Deferred Income Payments depends on, among other things, the aggregate dollar amount of all Deferred Income Transfers and the Deferred Income Payment Option elected.

DEFINITIONS

DEFERRED INCOME DEATH BENEFIT is the death benefit payable under this rider if death occurs prior to the
Income Start Date.

DEFERRED INCOME PAYMENT is the periodic amount payable by Us under this rider.

DEFERRED INCOME PAYMENT OPTION is an option under which Deferred Income Payments are made in accordance with the provisions of this rider. The list of available options is set forth in the Deferred Income Payment Options provision. The Deferred Income Payment Option is elected at the time of the initial Deferred Income Transfer request. After the initial Deferred Income Transfer has been processed, and the right to cancel said transfer has expired without being exercised, the Deferred Income Payment Option cannot be changed.

DEFERRED INCOME TRANSFERS are transfers of a portion of the contract accumulated value to the Deferred
Income Payment Option You elect.

DESIGNATED PAYEE is the person(s) You name to receive Deferred Income Payments. In the absence of a named Designated Payee, You will receive the Deferred Income Payments.

INACTIVE CONTRACT STATUS is the status that applies when at least one Deferred Income Transfer has been made and the contract accumulated value reduces to zero. Except for this rider and its benefits, all other rights and benefits under the contract (including death benefits) end, and no additional premium payments will be accepted.

INCOME START DATE is the date Deferred Income Payments begin. You select the Income Start Date at the time of Your initial Deferred Income Transfer request. The Income Start Date must be at least 13 contract months after the last Deferred Income Transfer is made.

REMAINING GUARANTEED BENEFIT is the benefit, if any, to be paid if the Annuitant dies after the Income Start Date. The Remaining Guaranteed Benefit, if any, is described in the applicable Deferred Income Payment Option.

DEFERRED INCOME TRANSFERS

Deferred Income Transfer amounts are used to determine the amount of the Deferred Income Payments. All Deferred Income Transfers will be treated as partial surrenders under the contract, including how partial surrenders reduce the death benefit. Deferred Income Transfers are not subject to surrender charges.

To make a Deferred Income Transfer, the Owner and Annuitant must be the same (except for a non-natural Owner, in which case they can be different). Also, at the time of a Deferred Income Transfer, there cannot be Joint Owners or Joint Annuitants.

When You make a Deferred Income Transfer, We will provide a written acknowledgement of the Deferred Income Transfer amount within 30 days. The acknowledgement will include the amount of the Deferred Income Transfer, the amount of the Deferred Income Payment, the Deferred Income Payment Option and Income Start Date. Within 10 days after You receive the acknowledgement, You may cancel the Deferred Income Transfer. If the Deferred Income Transfer is cancelled, on the cancellation date We will allocate that Deferred Income Transfer amount to the Investment Options according to the premium allocation instructions on file or as You instruct Us. If You cancel a Deferred Income Transfer, You may not make another Deferred Income Transfer for 90 days from the date that the Deferred Income Transfer was cancelled.

INITIAL DEFERRED INCOME TRANSFER

The initial Deferred Income Transfer cannot be made prior to the second contract Anniversary. At the time of the initial Deferred Income Transfer, You will elect the Deferred Income Payment Option, the frequency of Deferred Income Payments, and the Income Start Date. At this time, You may also elect one of the Optional Cost of Living Adjustment Features described in this rider. The Deferred Income Payments will be based on the Annuitant under the contract at the time of the initial Deferred Income Transfer. Unless the initial Deferred Income Transfer is cancelled, the Annuitant cannot be changed once the initial Deferred Income Transfer has been made.

SUBSEQUENT DEFERRED INCOME TRANSFERS

You may make one or more subsequent Deferred Income Transfers after the initial Deferred Income Transfer. All Deferred Income Transfers must occur at least 13 contract Months prior to the Income Start Date. For each additional Deferred Income Transfer after the initial Deferred Income Transfer, We will use the then current purchase rates to determine the additional Deferred Income Payment amount. However, Deferred Income Payments purchased by additional Deferred Income Transfers will not be less than those that would be purchased for any paid-up deferred annuity contract We offer at the same time to the same class of Annuitants.

Additional Deferred Income Transfers will not change the Income Start Date, the Deferred Income Payment
Option, or the frequency of Deferred Income Payments.

INCOME START DATE

INCOME START DATE

Deferred Income Payments will begin on the Income Start Date You selected. The Income Start Date must be at least 13 contract Months after the last Deferred Income Transfer.

INCOME START DATE CHANGE

While this rider is in force and prior to the initial Income Start Date, You may make a one-time election to change the Income Start Date.

The Income Start Date may be accelerated or deferred. The Earliest Income Start Date and the Latest Income
Start Date are shown on the Data Page.

To accelerate the Income Start Date, Your election must be made at least 60 days prior to the new Income Start Date. To defer the Income Start Date, Your election must be made at least 60 days prior to the initial Income Start Date. The change will be effective on the date We receive Your Notice.

If You change the Income Start Date, future Deferred Income Payments will also change. A change to an earlier date may result in a decrease in the Deferred Income Payment amount and a change to a later date may result in an increase in the Deferred Income Payment amount. Deferred Income Payments will be adjusted on an actuarially equivalent basis and will be based on the Mortality Table, Interest Rate, and Interest Rate Change Adjustment shown on the Data Page.

Deferred Income Payments adjusted because of an Income Start Date change will comply with IRS required minimum distribution rules.

An Income Start Date change will not change the Deferred Income Payment Option or the frequency of Deferred
Income Payments.

DEFERRED INCOME PAYMENTS

DEFERRED INCOME PAYMENTS

If the Annuitant is alive on the Income Start Date, We will begin paying Deferred Income Payments to You or Your
Designated Payee.

Deferred Income Payments are based on:
1. the Deferred Income Transfers made;
2. the Income Start Date You selected;
3. the Deferred Income Payment Option and the frequency of Deferred Income Payments You elected;
4. the Annuitant's gender (unless not permitted under applicable unisex laws) and attained age for each
Deferred Income Transfer made; and
5. the then current purchase rates for each Deferred Income Transfer made.

DEFERRED INCOME PAYMENT OPTIONS

You may elect to receive Deferred Income Payments from one of the following Deferred Income Payment
Options.

SINGLE LIFE INCOME: Beginning on the Income Start Date, We will pay the Deferred Income Payment, at the frequency You elect, as long as the Annuitant is alive. The Deferred Income Payment will end with the payment just before the Annuitant’s death. There is no Remaining Guaranteed Benefit payable under this Deferred Income Payment Option.

SINGLE LIFE INCOME WITH GUARANTEED PERIOD: Beginning on the Income Start Date, We will pay the Deferred Income Payment, at the frequency You elect, as long as the Annuitant is alive. The Deferred Income Payment will end with the payment just before the Annuitant’s death. If the Annuitant dies after the Income Start Date but before the end of the Guaranteed Period, We will pay the Remaining Guaranteed Benefit. The Remaining Guaranteed Benefit is the continuation of the Deferred Income Payment, at the same frequency until the end of the Guaranteed Period.

SINGLE LIFE INCOME WITH CASH REFUND: Beginning on the Income Start Date, We will pay the Deferred Income Payment, at the frequency You elect, as long as the Annuitant is alive. The Deferred Income Payment will end with the payment just before the Annuitant’s death. If the Annuitant dies after the Income Start Date and the total of all Deferred Income Payments received is less than the total of all Deferred Income Transfers made since the contract Date, We will pay the Remaining Guaranteed Benefit. The Remaining Guaranteed Benefit is paid as a lump sum and is the total of all Deferred Income Transfers made since the contract Date less the total of all Deferred Income Payments received since the Income Start Date.

SINGLE LIFE INCOME WITH INSTALLMENT REFUND: Beginning on the Income Start Date, We will pay the Deferred Income Payment, at the frequency You elect, as long as the Annuitant is alive. The Deferred Income Payment will end with the payment just before the Annuitant’s death. If the Annuitant dies after the Income Start Date and the total of all Annuity Income Payments received is less than the total of all Deferred Income Transfers made since the contract Date, We will pay the Remaining Guaranteed Benefit. The Remaining Guaranteed Benefit is the continuation of the Deferred Income Payment at the same frequency until the total of all Deferred Income Payments received since the Income Start Date equals the total of all Deferred Income Transfers made since the contract Date.

DEFERRED INCOME PAYMENT ADVANCEMENT

Advanced Deferred Income Payments are only available if Deferred Income Payments are being paid monthly and the contract is not subject to required minimum distribution rules established under the IRS.

After the Income Start Date, You may elect to receive a lump sum payment of up to six Deferred Income Payments in advance by providing Notice to Us. You will not receive Deferred Income Payments during the months for which payments have been advanced.

The Maximum Number of Times You May Receive Advanced Deferred Income Payments in a lump sum is shown on the Data Page. Deferred Income Payments must resume before You will be allowed to exercise this option again.

If the Annuitant dies before scheduled Deferred Income Payments resume, any advanced Deferred Income
Payments that would not have been paid after the death of the Annuitant must be returned to Us.

Please consult a tax advisor about any possible tax consequences before You exercise this option.

OPTIONAL COST OF LIVING ADJUSTMENT FEATURES

At the time of the initial Deferred Income Transfer, You may elect one of the optional cost of living adjustment features. This election will apply to all Deferred Income Transfers and cannot be changed. After the Income Start Date, these features allow for potential increases to the Deferred Income Payment amounts You receive. The election of either of these features will result in a lower Deferred Income Payment in the early years that Deferred Income Payments are made than if You had not elected the feature.

OPTIONAL CPI-U BASED ADJUSTMENT

At the time of the initial Deferred Income Transfer, You may elect a Deferred Income Payment adjustment based on the all-item Consumer Price Index for All Urban Consumers (CPI-U), as published by the United States Department of Labor. If You elect the optional CPI-U based adjustment feature, you may not elect the optional fixed percentage adjustment feature.

If You elect this optional feature, on each anniversary of the Income Start Date, We will determine a new
Deferred Income Payment equal to:
1. the Deferred Income Payment on the Income Start Date, multiplied by
2. the CPI-U value for the month that is three calendar months preceding the current anniversary of the
Income Start Date, divided by
3. the CPI-U value for the month that is three calendar months preceding the Income Start Date.

If the new Deferred Income Payment would be less than the current Deferred Income Payment, no change will be made.
If the originally published CPI-U value for any month is later revised, We will not recalculate the value. We reserve the right to substitute what We believe is an appropriate index for the CPI-U if:
1. the CPI-U is discontinued, delayed, or otherwise not available for this use; or
2. the composition or base of, or method of calculating, the CPI-U changes so that We consider it not appropriate for calculating future changes.

OPTIONAL FIXED PERCENTAGE ADJUSTMENT

At the time of the initial Deferred Income Transfer, You may elect an annual Deferred Income Payment adjustment based on a fixed percentage. You elect the fixed percentage on which the adjustment will be based. Once elected, the fixed percentage is set and may not be changed. If You elect the optional fixed percentage adjustment feature, you may not elect the optional CPI-U based adjustment feature.

If you elect this optional feature, on each anniversary of the Income Start Date, the Deferred Income Payment will increase by the fixed percentage you elected. On each anniversary of the Income Start Date, the Deferred Income Payment for that year equals the prior year’s Deferred Income Payment multiplied by (1 + the fixed percentage).

DEATH PROVISIONS

DEATH OCCURS PRIOR TO THE INCOME START DATE

Prior to the Income Start Date, upon the death of the Owner who is also the Annuitant, which causes a death benefit to be payable under the contract, this rider terminates and any Deferred Income Death Benefit will be added to the death benefit otherwise provided under the contract. However, if the spouse continues the contract, the rider terminates and any Deferred Income Death Benefit will be added to the death benefit otherwise provided under the contract and will be credited to the investment options in accordance with the then current premium allocation instructions under the contract.

Prior to the Income Start Date, upon the death of an Owner who is not also the Annuitant, this rider terminates and the Deferred Income Death Benefit will be added to the death benefit otherwise provided under the contract. However, if the spouse continues the contract, the Deferred Income Death Benefit is not payable and the benefits under this rider will continue.

Prior to the Income Start Date, upon the death of the Annuitant who is not also the Owner, which does not cause a death benefit to be payable under the contract, this rider terminates. Any Deferred Income Death Benefit will be added to the death benefit otherwise provided under the contract and will be credited to the investment options in accordance with the then current premium allocation instructions under the contract.

Prior to the Income Start Date, upon the death of the Annuitant who is not also the Owner, which causes a death benefit to be payable under the contract (non-natural Owner), this rider terminates. Any Deferred Income Death Benefit will be added to the death benefit otherwise provided under the contract.

In the event a death benefit is paid under this rider prior for a death that occurs prior to the Income Start Date and the accumulated value of the contract is zero, any death benefit payable under this rider will be paid to any beneficiary(ies) in a lump sum.

DEATH OCCURS AFTER THE INCOME START DATE

Upon the death of the Annuitant on or after the Income Start Date, Deferred Income Payments will stop unless such death occurs prior to the Deferred Income Payment guaranteed period end date or there is a remaining guaranteed death benefit. In that case, Deferred Income Payments will continue to be paid to the designated beneficiary as described in the applicable Deferred Income Payment Option provision.

Upon the death of an Owner on or after the Income Start Date, any remaining portion of the interest in the Deferred Income Payments will be distributed at least as rapidly as under the method of distribution used as of the date of death.

NOTICE OF DEATH

We must be notified immediately of the death of any Owner(s) and any Annuitant(s). We are entitled to immediately recover any overpayment made because of failure to give us immediate notice of any such death. We are not responsible for any misdirected payments which result from a failure to immediately notify us of any such death.

SUMMARY REPORT

When Deferred Income Transfers have been made, at least once a year, We will send You a summary of the contract activity and values, including the following information:
1. the beginning and end dates of the current period;
2. the Deferred Income Transfers made, by date received;
3. the Deferred Income Payment purchased by each Deferred Income Transfer during the current period;
4. the Income Start Date;
5. the Deferred Income Payment Option; and
6. the amount of the Deferred Income Death Benefit, if any, at the end of the then current period.

Additional summaries will be provided to You upon request. Any charge associated with providing additional summaries will not exceed $25.00.

EFFECT ON RIDER BENEFITS IF CONTRACT ACCUMULATED VALUE REDUCES TO ZERO

If Your contract accumulated value reduces to zero and at least one Deferred Income Transfer has been made, this rider and its benefits continue. However, the contract changes to Inactive Contract Status and all other rights and benefits under the contract, including death benefits and the ability to make additional premium payments, will end.

Any Deferred Income Payments will be paid according to the Deferred Income Payment Option and frequency you selected. If the contract changes to Inactive Contract Status during the Deferred Income Transfer 10-day cancellation period and You elect to cancel that Deferred Income Transfer, the contract will return to active status.

TERMINATION

This rider will terminate when one of the following occurs:

1. the contract terminates; or
2. upon a death that results in termination of this rider, as described in the Death Provisions of this rider.

/s/ Larry Zimpleman
Chairman, President and CEO

Principal Life Insurance Company
{ Des Moines, Iowa 50392-0001 }